Exhibit 10.26

Credit Transaction Agreement (for Corporation) Shinhan Bank

The Bank shall explain important contents of this agreement and deliver copies of the General Terms and Conditions for Bank Credit Transaction and this agreement to the Borrower and the Security Provider.

Customer No: ______ day of ____________, 20__

Name of Borrower: MEMC Korea Company, Representative Director Chanrae Cho (sign or sealed)
(also as security provider)
Address: 854, Manghyang-ro, Seonggeo-eup, Seobuk-gu, Cheonan-si, Chungcheongnam-do
Security Provider:                (sign or sealed)
  Address

Person in Charge	Deputy General Manager	General Manager

To: Shinhan Bank

The Borrower and Security Provider hereby acknowledge that the General Terms and Conditions for Bank Credit Transactions (the “General Terms and Conditions”) (including the related General Terms and Conditions for Deposit Transaction Agreement with respect to the credit transaction for corporation, general account loans and overdraft loans) shall apply to any credit transactions with Shinhan Bank (the “Bank”) on the terms and conditions as set forth below, and agree to be bound by each of the following provisions.

Article 1.    Terms and Conditions of the Transaction

1.1
The terms and conditions applicable to credit transactions shall be as follows: (in case of several types of transactions, please mark “v” or the relevant number in the ( ) spaces below after receiving explanation from the Bank employee).

Credit Item (Type)	Credit Amount (Maximum)	Credit Commencement Date	Maturity Date	Interest Rate (Guarantee Fee) and Others			Method of Credit Execution	Method of Repayment	Interest Payment	Classification of Transaction
Standard loan	KRW 20,000,000,000			□Fixed	%		1	1	3	□ Revolving Non-Revolving
				□Floating	Base rate (CD rate of return) + (2.1%)	Floating cycle (91 days)
	KRW			□Fixed	%					□ Revolving □Non-Revolving
				□Floating	Base rate ( ) + Additional rate ( )	Floating cycle ( )
	KRW			□Fixed	%					□ Revolving □Non-Revolving
				□Floating	Base rate ( ) + Additional rate ( )	Floating cycle ( )
Total Amount	KRW 20,000,000,000				Foreign Currency
Calculation method of interest and default penalty
Loan interest and default interest shall be computed daily on a three hundred sixty five-day calendar year (366 days in case of leap years). However, in the case of foreign exchange transactions, international practices and commercial customs shall apply.
Default penalty rate shall be the interest rate (guarantee fee) set forth in Article 1 plus the default interest rate for any overdue amount to the extent of maximum (15)%; provided that if interest rate of credit exceeds the maximum default penalty rate, interest rate of 2% shall be added to the credit interest rate.
The default interest rate shall be (6)% for the default period of not exceeding (1) month; (7)% for more than (1) month but less than (3) months; and (8)% for more than (3) months.

Early Repayment Fee
Market Rate Linked Credits, (New) Base Interest Rate Credits, Single Interest Rate Credits
- the amount of the early repayment x (1.4)% x (the remaining loan period/loan period). Provided, that if the loan period exceeds 3 years, shall be seen as 3 years. Article 3 shall apply for the remaining loan period.

Others: ( )

Commitment Fee for the Agreement on Credit Limit	Fee: (the limit amount x ( )% per annum) shall be paid in accordance with Article 7.
Credit Execution Method
The loan shall be executed in lump sum on the Credit Commencement Date.
The loan shall be executed in installment within (*) years and (*) month(s) from the Credit Commencement Date after the Bank shall confirm the purpose and the specific amount of the loan to be extended based on submitted evidentiary documents, the goods or others.
The loan shall be executed upon the Borrower’s request satisfying certain requirements.

Method of Repayment
The loan shall be fully repaid in lump sum on the Maturity Date.
The loan shall be repaid in installment every (*) months from [dd/mm/yyyy] with a grace period of (*) years and (*) month(s) from the Credit Commencement Date.
The loan shall be repaid in installment every (*) months from [dd/mm/yyyy] without grace period after the date of final credit issuance.
The loan shall be repaid in equal installment monthly on the such day of Credit Commencement Date after credit issuance
The loan shall be repaid freely; however, it shall be fully repaid in lump sum on or prior to the Maturity Date of one revolving period.
※ Please note that any deposit amount to the Bank’s account through ATM or any electronic financial medium after the close of the bank’s operation hours may not be treated as the repayment made within the date.

Date and Method of Interest Payment
The initial interest shall be prepaid on the Credit Commencement Date and the interest accruing thereafter shall be prepaid on the last computation date of the paid interest.
The interest shall be prepaid by the date preceding to the Maturity Date of bill.
The initial interest shall be paid within (1) month from the Credit Commencement Date and the interest accruing thereafter shall be paid within (1) month from the date following the last computation date of the paid interest.
The interest shall be paid on the day that the principal of the loan payable in installment is paid or the day that a monthly accumulation amount is paid.
The interest shall be paid on the Maturity Date.
The interest shall be paid on the next day of the settlement date of every month designated by the Bank
※ Please note that any deposit amount to the Bank’s account through ATM or any electronic financial medium after the close of the bank’s operation hours may not be treated as the repayment made within the date.

Account Number	Account number for loan deposit: 140-008-755615 / Automatic transfer account number: 140-008-755615

1.2
The Fixation and floating of the interest rate (guarantee fee) shall be applied in accordance with Articles 3.2.1 and 3.2.2 of the General Terms and Conditions (for corporation), respectively, and the credit issued in installments shall be applied by the rate on the date issued by each installment.

1.3	In the case of revolving transaction, one loan period could be set and managed within the agreed maturity date and the length of one loan period shall be ( ) months.

Article 2.    Change of Interest Rate

2.1
“Market Rate Linked Credits” means credits with changing interest rates, which change is linked to change of market base interest rates or bank-announced interest rates and it shall be applied in accordance with the following terms and conditions of the paragraphs below.

2.1.1
‘Market base interest rates’ of the Market Rate Linked Credits means the rate the Borrower selects at the initial time of issuance of credits from the following rates announced by the Bank: simple average 91-Day CD Rate during the immediately preceding three (3) business days, 6-Month Finance Debentures Rate, 1-Year Finance Debentures Rate, 2-Year Finance Debentures Rate, 3-Year Finance Debentures Rate, 5-Year Finance Debentures Rate and short-term COFIX of the immediately preceding date (as defined below) in the case of the credit in Korean Won, and among 1-Month LIBOR, 3-Months LIBOR, 6-Months LIBOR, and 12-Months LIBOR or 1-Month HIBOR, 3-Months HIBOR, 6-Months HIBOR, and 12-Months HIBOR (as defined below) in the case of the credit in foreign currency, each to be announced by the Bank on the issuance date and on the new interest application date. The change of each market base interest rate will be made in accordance with the change cycles and application methods set forth below.

2.1.1.1
The base interest rate of 91-Day CD rate refers to the simple average of 91-Day Closing CD Rate to be announced by the Korea Securities Dealers Association for three business days immediately preceding to the issuance date and each date that becomes three months counting therefrom. Accordingly, the interest rate will be changed every three months.

2.1.1.2
The base interest rate of 6-Month Finance Debentures Rate, 1-Year Finance Debentures Rate, 2-Year Finance Debentures Rate, 3-Year Finance Debentures Rate and 5-Year Finance Debentures Rate refers to the simple average of the each Closing AAA Finance Debenture Rate to be announced by KIS Pricing, Inc. and Korea Bond Pricing & KR Co. for three business days immediately preceding to the issuance date and each date that becomes 6 months, 1 year, 2 years, 3 years and 5 years counting therefrom. Accordingly, the interest rate will be changed every each 6 months, 1 year, 2 years, 3 years and 5 years.

2.1.1.3
Short-term COFIX rate refers to the rate announced in final by the Korea Federation of Banks on the date immediately preceding the loan execution date and the dates 3 months thereafter, each respectively. Accordingly, the interest rate will be changed every three months.

2.1.1.4
The base interest rate of 1-Month LIBOR, 3-Month LIBOR, 6-Month LIBOR, and 12-Month LIBOR refers to the rates of LIBOR Rate to be announced by the International Continental Exchange at 11 a.m., London time, on the business day immediately preceding to the issuance date and each date that becomes 1 month, 3 months, 6 months and 12 months counting therefrom and delivered by a trustful telecommunication company, like Reuters, Telerate, Bloomberg, etc. Accordingly, the interest rate will be changed every each 1 month, 3 months, 6 months and 12 months.

2.1.1.5
The base interest rate of 1-Month HIBOR, 3-Month HIBOR, 6-Month HIBOR, and 12-Month HIBOR refers to the rates of HIBOR Rate to be announced by the Treasury Markets Association at 11 a.m., Hong Kong time, on the business day immediately preceding to the issuance date and each date that becomes 1 month, 3 months, 6 months and 12 months counting therefrom and delivered by a trustful telecommunication company, like Reuters, Telerate, Bloomberg, etc. Accordingly, the interest rate will be changed every each 1 month, 3 months, 6 months and 12 months.

2.1.2
‘Bank-announced interest rates’ of the Market Rate Linked Credit means the rates per term which is daily calculated by considering expenses and the rates per term from 1 day to 30 years based on the simple average of 91-Day Closing CD Rate to be announced by the Korea Securities Dealers Association for three business days immediately preceding to the issuance date and the simple average of the each Closing AAA Finance Debenture Rate to be announced by KIS Pricing, Inc. and Korea Bond Pricing & KR Co. for three business days immediately preceding to the issuance date. Purchasing loan with amount limit on aggregated borrowing and trade finance shall be applied by the bank-announced interest rate for the number of days for each case considering leverage effect of limitation on aggregated borrowings, and general account loan and overdraft loan shall be applied by interest rate announced by the Bank for its relevant daily balances.

2.2
“(New) Base Rate Linked Credits” refers to credits with changing interest rates, which change is linked to change of the (New) Base rates announced by the Bank, and the (New) Base Rate means the interest rate obtainable by adding the Bank’s average funding cost and a reasonable amount of expenses, margin, and operation expenses. Accordingly, the credit interest rate will be changed when the (New) Base Rate announced by the Bank changes.

2.3
“Single Interest Rate Credits” refers to credits with changing interest rates, which change is linked to change of the rates announced by the Bank or loan institution. Accordingly, the credit interest rate will be changed by credit item when the rate announced by the Bank or loan institution changes.

2.4
“Deposit Interest Rate Linked Credits” refers to credits secured with certain deposit products of clients including deposit, installment savings and installments. Accordingly, when a deposit interest rate applicable to a deposit product provided as the security for the credit is changed, the interest rate on the relevant credit will be changed accordingly.

Article 3.    Early Repayment Fee

3.1
If the Borrower repays the loan from the Bank before the agreed Maturity Date (if it is extended, such extended date shall be applied), then an early repayment fee shall be paid to the Bank using method provided in Article 1.

3.2
Early repayment fee shall be applied by multiplying the interest rate for early repayment set forth in Article 1 and the amount of early repayment and the amount of early repayment shall be calculated in accordance with each of the following provisions.

3.2.1
"The amount of early repayment" shall mean any amount of the credits repaid prior to the agreed Maturity Date and, in the event that the credit is repaid in installments, shall mean such installments repaid prior to their respective Maturity Date.

3.2.2
"Remaining Days" shall mean the number of days from (and including) the day immediately following the early repayment and to (and including) the agreed Maturity Date, provided, that if the loan period exceeds 3 years, remaining days shall mean the number of days left after deducting the number of days passed (from the loan commencement date until the early repayment date) from 3 years. In the event that the credit is repaid in installments, it shall be calculated for each of the installments and applied to early repayment of the installments in the order of their respective Maturity Date.

3.3	The early repayment fee shall be exempted or reduced for any one of the following:

3.3.1	If the remaining loan period is less than 1 month;

3.3.2	If the Bank collects loan prior to the agreed Maturity Date, resulting from loss of benefit of the fixed term; or,

3.3.3	If the Bank offsets loan against deposits prior to the agreed Maturity Date due to the Bank’s necessity.

3.3.4	If the loan is repaid after 3 years (including any extended periods) from the first loan commencement date.

Article 4.    Default Penalty and Others

4.1
In the event that the Borrower fails to pay the interest, the installment payment amount and/or the principal and interest of the loan payable in installment on the agreed due date, the Borrower shall immediately pay default penalty on such default amount.

4.2	Notwithstanding the foregoing Article 4.1, in case of loans secured with deposits, installment savings, installments and benefit as collateral, the default penalty shall not be paid.

4.3
In the event that the Borrower fails to fulfill its obligation on the Maturity Date of the loan, or in the event that the Borrower is subject to the acceleration obligation pursuant to Article 7 of the General Terms and Conditions (for Corporation) (including occurrence of the obligation to repurchase a discounted bill under Article 9 of the General Terms and Conditions), the Borrower shall immediately pay default penalty on the remaining balance of the loan from the date on which such event occurs.

4.4
In the case of discounted bill and corporate purchase price loan etc., interests of which shall be prepaid until each due date per loan transaction, default penalty shall be applied by adding interest rate of loan upon issuing each loan plus default interest rate until such default is cured.

4.5
In case of credit related to foreign exchange (excluding loan in foreign currency and loan in Won denominated in foreign currency), daylight loans (loan on overdraft, loan from general resources), advances for customers (in Won, foreign currency), lending of securities, purchase card, other credits provided by the Bank, default penalty shall be applied by adding “New Base Rate (Bank)” plus the default interest rate..

4.6	In case of Bill brought from trust account, default penalty shall be applied by adding “New Base Rate (Trust)” plus the default interest rate.

Article 5.    Determination of Aggregate Loan Amount and Notice of Installment Repayment Schedule

5.1
In the case of loans payable in installment, the aggregate debt amount shall be finally determined after the issuance of the last installment, and this determination shall be based on the installment repayment schedule, receipts and other supporting evidences.

5.2
In the case of loans to be repaid in installment other than loans secured with installment savings and benefit payments, the Bank shall draw up an installment repayment schedule for the fixed aggregate debt amount and notify this to the debt-related parties.

Article 6.    Reduction or Suspension

6.1
In the case of revolving credit facility and loans payable in installments, if the credit transactions are deemed to have been materially affected in an adverse manner by rapid change in national economy or financial market conditions or substantial deterioration of the credit standing of the Borrower, the Bank may, by giving notice to the Borrower, reduce the agreed credit (limit) amount as set forth in Article 1 or temporarily suspend issuance of credit even during the credit period. In such case, the Borrower shall immediately repay any excess amount arising from the reduced credit limit.

6.2
The term, “rapid change in national economy or financial market conditions,” set forth in Article 6.1 above shall mean any of the following events: (i) the credit rating of Korea or the Bank is downgraded by two or more levels and the Bank’s financing is expected to face a material risk caused by factors such as a drastic increase in financing costs represented by interest rates; (ii) Korea seeks emergency funds from an international organization due to causes such as foreign currency crisis; (iii) the Bank seeks a liquidity adjustment loan from the Bank of Korea due to causes such as insufficient reserves; or (iv) any other radical change has occurred to the national economy or financial market conditions.

6.3
The term, “substantial degradation of the credit standing of the Borrower,” set forth in Article 6.1 above shall mean any of the following events: (i) it is difficult to conduct credit transactions in a normal manner as a result of change in major shareholder(s) or business management; (ii) the external auditor provides a negative opinion or rejects to provide its opinion; (iii) trustful broadcasting media, including major daily newspapers, TV, etc., make a report, which may result in substantial degradation of the credit standing of the Borrower, and such report is confirmed; (iv) an investigation, which may greatly affect the credit standing of the Borrower, or a litigation, which may significantly affect the business of the Borrower, is commenced; and (v) the credit is accelerated pursuant to Article 7 of the General Terms and Conditions (for corporation).

6.4
If any of the events set forth in Article 6.1 above is cured and credit transactions may be conducted in a normal manner, the Bank shall immediately cancel the reduction or suspension, as the case may be.

Article 7.    Commitment Fee for Credit Limit

7.1	Commitment fee for credit limit shall be fully paid at the execution of such loan agreement (including new, extended or renewed agreement) in the amount set forth in Article 1.

7.2
If the credit limit is changed (reduced, cancelled, terminated, or suspended), the fee pertaining to the changed credit limit shall be returned in an amount calculated on a pro rata basis according to the number of days remaining from the time point at which the credit limit was changed to the end of the original credit period.

7.3
If credit limit is increased, the fee pertaining to the changed the credit limit shall be returned in an amount calculated on a pro rata basis according to the number of days remaining from the time point at which the credit limit was changed to the end of the credit period.

Article 8.    Agreement for General Account Loan and Overdraft Loan

8.1
In case of general account loan and overdraft loan, if any obligations under this Agreement exist, the amount deposited into a general account and a current account (hereinafter referred to as “Underlying Account”) (excluding securities until settlement thereof, and securities deposited into the Underlying Account shall be deemed to be assigned to the Bank as security) shall be automatically applied to the satisfaction of payment obligations under such loans and it shall be applied to the order of default interest, accrued interest and principal of loans.

8.2
In case of general account loan and overdraft loan, if the request for payment or the request for automatic payment for regular expenses and various charges and fees in excess of the balance of Underlying Account is made, the loan shall be paid or be automatically paid through the Underlying Account.

8.3
In case of general account loan and overdraft loan, the interest and default interest accrued thereon shall be deducted from the Underlying Account or shall be added to credit amount within the (maximum) credit amount. If the above interests could not be paid due to the shortage of credit amount, such unpaid interests (the “Accrued Interest”) shall be intended to be paid as soon as practicable and default interest accrued on Accrued Interest, calculated by fixed rate, shall be paid additionally.

8.4
With respect to overdraft loan, if the Bank pays, pursuant to this Agreement, a bill or check which has been drawn by the Borrower (and therefore, the Bank has a right to indemnity against the Borrower), such overdraft shall be deemed to be a loan and the Borrower shall agree to repay it in accordance with this Agreement.

8.5
With respect to overdraft loan, the Borrower shall agree to raise no objection even if the Bank rejects to pay the drafts or checks previously issued by the Borrower for the reason that any of the events set forth in the Article 6 (reduction or suspension) occurs.

8.6
The Bank may pay, after the Maturity Date, the bill/check issued by borrower before Maturity Date of loan if it seems to be necessary such as it is likely to cause substantial disadvantage to borrower resulting from the refusal of payment on bill/check. This Agreement shall also apply to the credit amount arising therefrom.

8.7
In the event that Accrued Interest is delayed to be paid continuously for fourteen days from the date incurred, the Borrower shall accelerate the payment and shall pay default interest thereon, calculated by fixed rate, from then.

Article 9.    Re-issuance of Credit within the Agreed Maturity Date

9.1
If credit items those issued in Article 1 should be re-issued (including conversion to other items) within the agreed Maturity Date, it can be issued within the range allowed by the Bank, and in this case, the agreement designated by the Bank should be written and submitted.

9.2	In the case of re-issuance (refinancing) in accordance with Article 9.1 above, this Agreement should be also applied accordingly.

Article 10.    Stamp Tax

10.1	The stamp tax incurred by the execution of this Agreement shall be equally paid by the Borrower and the Bank for 50% each.

10.2
In the event that the Bank pays any stamp tax, which the Borrower is obligated to pay under Article 10.1 above, the Borrower shall immediately refund the amount of stamp tax to the Bank pursuant to Article 4 of the General Terms and Conditions mutatis mutandis.

Article 11.	Currency of Repayment and Exchange Rate

The principal and interest of loans in foreign currency may be repaid in the borrowed currency or Korean Won and if the repayment is made in Korean Won, the exchange rate is subject to telegraphic transfer selling rate applied to customers on the date of repayment.

Article 12.    Security and Insurance

Except as otherwise stated by the Bank, the Borrower shall provide the Bank with the facilities constructed or installed with the credits extended under this Agreement as the security for the credits along with the lands and buildings on or in which such facilities are installed together with other facilities installed therein, and in case the Bank requests, the Borrower shall subscribe to an insurance policy of the kind and the amount as agreed by the Bank, and further create pledge on the claim for the insurance proceeds in favor of the Bank.

Article 13.    Creation of Security Interest

13.1	The Borrower has created pledge over the deposits, etc. set forth below as security for its obligation under this Agreement and delivered to the Bank the instruments (passbooks) relating thereto.

13.2
The pledge referred to in Article 13.1 above shall extend to the principal, the right to receive profits (including installments deposited after the date of this Agreement), interest and right to receive profits relating thereto, special subsidy and statutory subsidy, etc.

13.3
The Borrower acknowledges that the effect of pledge shall extend to any extension, novation, renewal, subdivision, consolidation, increase or reduction in amount or capitalization of interest with respect to the deposits, etc. The Borrower also acknowledges that the pledge shall extend to the right to receive profits arising from a trust, pledged property, which has been extended by agreement or automatically extended due to a default.

13.4
The Bank may, instead of enforcing the pledge created pursuant to Article 13.1 above, set-off its claims against the deposits, etc. set forth below in accordance with the provisions of the General Terms and Conditions or may receive funds on behalf of the Borrower and then appropriate and apply such funds to its credit in satisfaction of the Borrower’s debts.

¦ Description of Deposits, etc. as Pledged Property [unit: KRW]

Type	Certificate Number or Account Number	Holder or Trustor	Deposit Balance	Maximum Amount Guaranteed (Deposit Balance x 110%)	Date of New Deposit	Maturity Date
Beneficiary

Article 14.    Assurance of the Repayment of the Loans

14.1
The Borrower covenants to the Bank that in order to assure the repayment of the loan, it shall maintain properly its financial ratio as follows, provided, where the Bank and the Borrower enter into a separate agreement with respect to the financial structure of the Borrower, such separate agreement shall be attached hereto and constitute a part of this Agreement.

Division	[ ] [ ], 20[ ]	[ ] [ ], 20[ ]	[ ] [ ], 20[ ]	[ ] [ ], 20[ ]	[ ] [ ], 20[ ]
Debt-to-Equity Ratio	%	%	%	%	%
Capital Ratio	%	%	%	%	%
[ ]Ratio	%	%	%	%	%
[ … ]Ratio	%	%	%	%	%

14.2
The Borrower convents that the Borrower shall consult with the Bank before the Borrower performs any of the following; provided however, in case of the change in shareholder(s) who actually control the company or major shareholder(s) (largest shareholder(s)), the Borrower shall provide a written notice thereof to the Bank in advance.

1. Merger, business transfer and sale or lease of any material assets of the Borrower;
2. Investment in any fixed asset with the loan, which is not agreed hereto;
3. Provision of guarantees for any third party;
4. Operation of new business or overseas investment; and
5. Expected material change in the business of the Borrower, including commencement of work-out plan and application for private composition.

14.3
The Borrower covenants that if the Bank demands the Borrower to perform any of the following to assure the post management of the obligations hereunder due to there being any prominent necessity, the Borrower shall comply with the demand of the Bank:

1. Sale of the real property or securities owned by the Borrower;
2. Capital contribution by major shareholders of the Borrower; and
3. Capital increase with consideration or initial public offering

14.4	Articles 14.1 through 14.3 above shall be applicable only where the Bank and the Borrower enter into a separate agreement with respect to each such Article.

Article 15.    Submission of Documents

15.1
The Borrower shall provide the Bank with the following documents requested by each time by the Bank based on Article 17 and Article 19 of the General Terms and Conditions and other documents for the future management of the loan upon Bank’s request:

15.1.1	Quarterly: value added tax report, trial balance sheet of totals and balances, statement of current debt, each distributor, and sales estimation of each product, etc.;

15.1.2	Semi-annually: semi-annual balance sheet, value added tax report, trial balance sheet of totals and balances, statement of current debt, each distributor, and sales estimation of each product, etc.;

15.1.3
Annually: an audited report prepared by a certified public accountant(s) (closing financial statements), consolidated financial statements, commercial registry extracts, a business registration certificate, shareholders register, articles of incorporation, a summary sheet of earned income tax withholding, a business plan, pro forma financial statements (for 3 years), statement regarding major customers, copies of various approvals and permits and technical certificates (e.g., KS, ISO, patent, etc.), statement regarding labor strike, other product manuals, and reference materials related to the same industry, etc.

15.1.4	At any time: trial balance sheet of totals and balances, statement of current debt, any document evidencing the use of the loan, etc.

15.2
The Borrower shall provide the Bank with the following documents in the event that the Bank requests such documents to investigate the current status of foreign currency risk of the Borrower and the management thereof by the Borrower in connection with the credit evaluation of the Borrower:

15.2.1	Current status relating to foreign currency risk management committee and regulations on foreign currency risk management;

15.2.2	Current status relating to procurement and operation of foreign currency; and

15.2.3	Current status relating to transaction of derivatives denominated in foreign currency

Article 16.    Other Special Terms and Conditions

The Borrower hereby confirms that it has received the General Terms and Conditions (for corporation) and a copy of this Agreement and has been fully informed of and understands the important contents thereof.
Do you want to receive this Agreement in written notice?	□Yes □No	Borrower (and Security Provider)	MEMC Korea Company (sign or seal)
	□Yes □No	Security Provider	(sign or seal)

Borrower’s signature and details	Department	Title	Name	(seal)

Customer Service Center	Internet: www.shinhan.com-> customer service center -> online public grievance Telephone: 080-023-0182 Fax: 02-6263-8399 Address: 120 Taepyungro 2ga, Jungu Seoul Korea